EXHIBIT 99.1

Applied Industrial Technologies Reports
Fiscal 2018 Fourth Quarter and Year-End Results

•Record Full-Year Sales of $3.1 Billion, up 18.5%
•Fourth Quarter Sales of $897.7 Million, up 31.7%;
9.3% Organic Sales Growth
•Fourth Quarter Net Income of $40.4 Million, EPS of $1.03
•Record Fourth Quarter EBITDA, 9.7% of Sales
•Provides Fiscal Year 2019 Outlook

CLEVELAND, OHIO (August 10, 2018) - Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2018 year ended June 30, 2018.

Net sales for the quarter were $897.7 million, an increase of 31.7% compared with $681.5 million in the same quarter a year ago. The overall sales increase for the quarter reflects a 22.1% increase from acquisition-related volume. Organic growth was 9.3% in the quarter, which includes a 1.1% benefit from a higher number of selling days in the quarter. Net income for the quarter was $40.4 million, or $1.03 per share, compared with $52.9 million, or $1.34 per share, in the fourth quarter of fiscal 2017. Excluding the favorable non-routine tax benefit of $22.2 million, or $0.56 per share recognized in the prior year, fourth quarter fiscal 2018 EPS increased 32.1% compared to prior year. EBITDA for the quarter of $87.0 million increased 48.9% versus the prior year quarter.

For the 12 months ended June 30, 2018, net sales were $3.07 billion, an increase of 18.5% compared with $2.59 billion last year. Net income was $141.6 million, or $3.61 per share, compared with $133.9 million, or $3.40 per share in the prior year, which includes the non-routine tax benefit mentioned previously. Excluding the $0.13 per share impact of one-time FCX acquisition transaction costs, fiscal 2018 adjusted EPS of $3.74 per share increased 31.7% as compared to adjusted EPS of $2.84 in the prior year.

Commenting on the Company’s performance, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Fiscal 2018 proved to be an exciting and successful year, including record fiscal-year financial performance and continued progress in enhancing our differentiation as a value-added industrial distributor. We are extremely pleased with the engagement of the FCX Performance team members and our progress to date, and we are even more excited about the growth opportunities in the new fiscal year. As we celebrate 95 years of business, Applied is well-positioned as the technical MRO distributor leader, and we are committed to leveraging our expanding capabilities to generate further benefits for all of our stakeholders.”

Outlook
Today the Company also provided its initial outlook for fiscal year 2019. For the full year, the Company is forecasting a sales increase in the range of 16% to 18% and expects earnings per share in the range of $4.48 to $4.68 per share.

Mr. Schrimsher concluded, “Across the organization, we have opportunities to drive continuous improvements and further grow our business with current customers and new end users. Working Together, Winning Together... we are committed to executing our long-range strategy to generate increased shareholder value.”

Share Repurchases
During fiscal 2018, the Company returned more than $68 million to shareholders via dividends and share repurchases. The Company did not purchase any shares of its common stock in open market transactions during the fourth quarter. For the full fiscal year, the Company purchased 393,300 shares for $22.8 million. At June 30, 2018, the Company had remaining authorization to purchase 1,056,700 additional shares.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 10, 2018. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. A supplemental investor deck detailing latest quarter results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 4693088. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 4693088.

About Applied®
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, engineered fluid power components and systems, specialty flow control solutions, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “outlook,” “forecast,” “expect,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

INVESTOR RELATIONS
David K. Wells
Vice President - Chief Financial Officer & Treasurer
216-426-4755

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2018	2017	2018	2017
Net Sales	$ 897,721	$ 681,471	$ 3,073,274	$ 2,593,746
Cost of sales	634,034	485,364	2,189,279	1,856,051
Gross Profit	263,687	196,107	883,995	737,695
Selling, distribution and administrative,
including depreciation	192,856	147,658	658,168	562,309
Operating Income	70,831	48,449	225,827	175,386
Interest expense, net	10,964	2,130	23,485	8,541
Other (income) expense, net	(354)	(61)	(2,376)	(121)
Income Before Income Taxes	60,221	46,380	204,718	166,966
Income Tax Expense (Benefit)	19,859	(6,580)	63,093	33,056
Net Income	$ 40,362	$ 52,960	$ 141,625	$ 133,910
Net Income Per Share - Basic	$ 1.04	$ 1.36	$ 3.65	$ 3.43
Net Income Per Share - Diluted	$ 1.03	$ 1.34	$ 3.61	$ 3.40
Average Shares Outstanding - Basic	38,682	39,024	38,752	39,013
Average Shares Outstanding - Diluted	39,312	39,474	39,281	39,404

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.
In fiscal 2018 reductions in U.S. inventories in the drives pool resulted in liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. The overall impact of these LIFO layer liquidations occurred in the fourth quarter of fiscal 2018 and increased gross profit by $0.6 million in the fourth quarter and for the year ended June 30, 2018. In fiscal 2017 reductions in U.S. inventories in the bearings pool which included the scrapping of $6.0 million of product, resulted in liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years.  The overall impact of the fiscal 2017 LIFO layer liquidations increased gross profit by $9.4 million in the fourth quarter of fiscal 2017.  The net benefit of the bearings products LIFO layer liquidation benefit, less the bearing product scrap expense was $3.4 million.

(2) During the first quarter of fiscal 2018, we early adopted Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. As a result of this adoption, the condensed statement of consolidated income for the three months and year ended June 30, 2017 has been restated resulting in a decrease in selling, distribution and administrative expenses and increasing other (income) expense, net of $0.2 million and $0.8 million respectively; resulting in an increase to operating income for the same amount.

(3) On December 22, 2017, the Tax Cuts and Jobs Act was enacted in the U.S., making significant changes to U.S. tax law. In the year ended June 30, 2018, the Company revised its estimated annual effective tax rate to reflect the change in the federal statutory rate to a blended statutory rate for the annual period of 28.1%. We recognized a tax liability for the one-time transition tax of $3.9 million, which is included as a component of income tax expense in the condensed statements of consolidated income for the year ended June 30, 2018. We also remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the current fiscal year and the future. The Company recorded $2.4 million of additional deferred income tax expense related to the re-measurement of our deferred tax balance in the fourth quarter of fiscal 2018.
During the fourth quarter of fiscal 2017, the Company recorded a non-routine tax benefit pertaining to a worthless stock tax deduction of $22.2 million, or $0.56 per share.  This deduction is based on the write-off of its investment in one of its Canadian subsidiaries for U.S. tax purposes.

(4) On January 31, 2018, the Company completed the acquisition via merger of all of the outstanding shares of FCX Performance, Inc. (“FCX”), a Columbus, Ohio based distributor of specialty process flow control products and services. FCX operates 68 locations with approximately 1,000 employees. The total consideration transferred for the acquisition was approximately $782 million, which was financed by cash-on-hand and a new credit facility comprised of a $780 million Term Loan A and $250 million revolver (the “Credit Facility”), effective with the transaction closing. This Credit Facility was used to finance the transaction, as well as to repay the Company's existing term loan outstanding prior to the acquisition date.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2018	June 30, 2017

Assets
Cash and cash equivalents	$ 54,150	$ 105,057
Accounts receivable, less allowances of $13,566 and $9,628	548,811	390,931
Inventories	422,069	345,145
Other current assets	32,990	41,409
Total current assets	1,058,020	882,542
Property, net	121,343	108,068
Goodwill	646,643	206,135
Intangibles, net	435,947	163,562
Other assets	23,788	27,288
Total Assets	$ 2,285,741	$ 1,387,595

Liabilities
Accounts payable	$ 256,886	$ 180,614
Current portion of long-term debt	19,183	4,814
Other accrued liabilities	156,482	124,325
Total current liabilities	432,551	309,753
Long-term debt	944,522	286,769
Other liabilities	93,705	45,817
Total Liabilities	1,470,778	642,339
Shareholders' Equity	814,963	745,256
Total Liabilities and Shareholders' Equity	$ 2,285,741	$ 1,387,595

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended June 30,

	2018	2017

Cash Flows from Operating Activities
Net income	$ 141,625	$ 133,910
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	17,798	15,306
Amortization of intangibles	32,065	24,371
Amortization of stock appreciation rights and options	1,961	1,891
Gain on sale of property	(335)	(1,541)
Other share-based compensation expense	4,666	3,629
Changes in assets and liabilities, net of acquisitions	(54,227)	(11,936)
Other, net	3,751	(1,011)
Net Cash provided by Operating Activities	147,304	164,619
Cash Flows from Investing Activities
Property purchases	(23,230)	(17,045)
Proceeds from property sales	978	2,924
Acquisition of businesses, net of cash acquired	(775,654)	(2,773)
Net Cash used in Investing Activities	(797,906)	(16,894)
Cash Flows from Financing Activities
Net borrowings (repayments) under revolving credit facility	19,500	(33,000)
Long-term debt borrowings	780,000	0
Long-term debt repayments	(125,420)	(3,353)
Debt issuance costs	(3,298)	0
Purchases of treasury shares	(22,778)	(8,242)
Dividends paid	(45,858)	(44,619)
Acquisition holdback payments	(319)	(11,307)
Taxes paid for shares withheld for equity awards	(1,645)	(3,484)
Exercise of stock appreciation rights and options	102	656
Net Cash provided by (used in) Financing Activities	600,284	(103,349)
Effect of Exchange Rate Changes on Cash	(589)	820
(Decrease) increase in cash and cash equivalents	(50,907)	45,196
Cash and cash equivalents at beginning of year	105,057	59,861
Cash and Cash Equivalents at End of Year	$ 54,150	$ 105,057

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2018	2017	2018	2017
Net Income	$ 40,362	$ 52,960	$ 141,625	$ 133,910
Interest expense, net	10,964	2,130	23,485	8,541
Income tax expense (benefit)	19,859	(6,580)	63,093	33,056
Depreciation and amortization of property	5,077	3,942	17,798	15,306
Amortization of intangibles	10,739	5,984	32,065	24,371
EBITDA	$ 87,001	$ 58,436	$ 278,066	$ 215,184

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting EBITDA (Earnings from operations before Interest, Taxes, Depreciation, and Amortization), a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results.  The company believes that this non-GAAP measure provides meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provides a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar names.  EBITDA should not be considered in isolation or as a substitute for reported results.  This non-GAAP financial measure reflects an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The reconciliation provided above reconciles EBITDA , a non-GAAP financial measure, with net income, a GAAP financial measure.

	Three Months Ended June 30,		Year Ended June 30,
	2018	2017	2018	2017
Net Income Per Share - Diluted	$ 1.03	$ 1.34	$ 3.61	$ 3.40
Adjustments:
Deduct: worthless stock tax benefit	0	(0.56)	0	(0.56)
Add: FCX one-time costs	0	0	0.13	0
Adjusted Net Income Per Share	$ 1.03	$ 0.78	$ 3.74	$ 2.84

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting Adjusted Net Income Per Share (Adjusted EPS), a non-GAAP financial measure. Adjusted EPS excludes items that may not be indicative of core operating results.  The company believes that this non-GAAP measure provides meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provides a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar names.  Adjusted EPS should not be considered in isolation or as a substitute for reported results.  This non-GAAP financial measure reflects an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The reconciliation provided above reconciles Adjusted Net Income Per Share (or Adjusted EPS), a non-GAAP financial measure, with Net Income Per Share - Diluted, a GAAP financial measure.